A. H. Belo Corporation Announces First Quarter 2014
Financial Results from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported a first quarter net loss from continuing operations of $0.18 per share, an improvement of $0.09 per share compared to the first quarter of 2013, due to strong expense management and growth in circulation, printing and distribution, and marketing services revenue. The first quarter 2014 net loss includes a $0.9 million net investment-related loss for the partial impairment of the Company’s investment in Wanderful Media.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations with net investment-related losses added back, was $3.2 million in the first quarter of 2014, an increase of $2.3 million or 256 percent compared to the prior year period due primarily to continued expense containment.
As of March 31, 2014, cash and cash equivalents were $82.5 million, and the Company had no debt.
Jim Moroney, chairman, president and Chief Executive Officer, said, “First quarter total revenue decreased 1 percent compared to prior year, the lowest year-over-year first quarter decline since our spin-off in 2008. This improved rate of decline reflects our continued focus on diversifying revenue streams, and was driven by continued growth in marketing services revenue and increased printing and distribution revenues in Dallas and Providence, respectively.”

First Quarter Results from Continuing Operations

Total revenue was $85.6 million in the first quarter of 2014, a decrease of 1 percent compared to the prior year period.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2014 Financial Results from Continuing Operations
April 29, 2014

Revenue from advertising and marketing services, including print and digital revenues, decreased 5 percent. Digital revenue increased 18 percent over the prior year quarter, primarily due to continued growth in automotive digital revenue at The Dallas Morning News and marketing services revenue associated with 508 Digital and Speakeasy. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 16 percent, 5 percent and 2 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 5 percent compared to the prior year period due primarily to lower advertising revenue at The Morning News' Spanish-language publication Al Día.
Circulation revenue increased 1 percent to $29.3 million in the first quarter of 2014 compared to the prior year period due to increased rates for home delivery at The Providence Journal.
Printing and distribution revenue increased 9 percent to $9.4 million in the first quarter of 2014 due primarily to the impact of the previously announced contract to print the Fort Worth Star-Telegram, additional printing of local community newspapers in Dallas and the expansion of the distribution of third-party newspapers at The Providence Journal. These increases were partially offset by lower printing revenue from national publications due to declines in volumes.
Total consolidated operating expense in the first quarter was $88.3 million, a 4 percent decrease compared to the prior year period as employee compensation and benefits, newsprint, distribution and depreciation expenses all decreased.
The Company’s newsprint expense in the first quarter was $6.4 million, a decrease of 13 percent compared to the prior year period. Newsprint consumption dropped 10 percent to approximately 11,000 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 3 percent and 2 percent, respectively.
Corporate and non-operating unit expenses in the first quarter were $5.2 million, a decrease of 26 percent compared to the prior year period as employee related expenses, legal, technology and depreciation expenses all decreased.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2014 Financial Results from Continuing Operations
April 29, 2014

As of March 31, 2014, A. H. Belo had approximately 1,500 full-time equivalent employees, a decrease of approximately 5 percent compared to the prior year period.

Investments

In April 2014, the Company received distribution proceeds of approximately $18.9 million following the sale of Apartments.com by Classified Ventures and recorded a gain of approximately $18.5 million. The Company expects related federal income taxes on such gain to be minimal as a result of previously incurred net operating losses and is finalizing its estimate of state taxes.
The Company continues to explore a potential sale of The Providence Journal with the assistance of its investment bank, Stephens Inc.

2014 Guidance

A. H. Belo anticipates full-year 2014 EBITDA from continuing operations in the range of $28.0 million to $32.0 million, exclusive of gains or losses from asset dispositions.
For the full-year 2014, total capital expenditures are expected to be in the range of $8.0 million to $10.0 million.

Non-GAAP Financial Measures

Reconciliations of net loss to EBITDA and Adjusted EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2014 Financial Results from Continuing Operations
April 29, 2014

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, April 29 at 1:00 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1059 (USA) or 612-332-0430 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on April 29 until 11:59 p.m. CDT on May 6, 2014. The access code for the replay is 324154.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of FindnSave.com.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2014 Financial Results from Continuing Operations
April 29, 2014

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2014	2013
Net Operating Revenue
Advertising and marketing services	$46,860	$49,214
Circulation	29,347	28,944
Printing and distribution	9,379	8,582
Total net operating revenue	85,586	86,740
Operating Costs and Expense
Employee compensation and benefits	36,837	39,342
Other production, distribution and operating costs	34,525	34,905
Newsprint, ink and other supplies	11,706	12,049
Depreciation	4,062	4,813
Amortization	1,123	1,123
Total operating costs and expense	88,253	92,232
Loss from operations	(2,667)	(5,492)
Other Income (Expense), Net
Gains (losses) on equity method investments, net	(408)	549
Interest expense	(1)	(411)
Other income (loss), net	118	(104)
Total other income (expense), net	(291)	34
Loss from Continuing Operations Before Income Taxes	(2,958)	(5,458)
Income tax provision	907	436
Loss from Continuing Operations	(3,865)	(5,894)
Loss from discontinued operations	—	(2,199)
Gain (loss) related to the divestiture of discontinued operations, net	(178)	—
Tax benefit from discontinued operations	—	(17)
Loss from Discontinued Operations, Net	(178)	(2,182)
Net Loss	(4,043)	(8,076)
Net loss attributable to noncontrolling interests	(6)	(54)
Net Loss Attributable to A. H. Belo Corporation	$(4,037)	$(8,022)

Per Share Basis
Basic and Diluted
Continuing operations	$(0.18)	$(0.27)
Discontinued operations	(0.01)	(0.10)
Net loss attributable to A. H. Belo Corporation	$(0.19)	$(0.37)

Weighted average shares outstanding
Basic and Diluted	21,918,800	22,032,803

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$82,540	$82,193
Accounts receivable, net	32,606	41,174
Other current assets	21,092	15,685
Assets of discontinued operations	778	1,633
Total current assets	137,016	140,685
Property, plant and equipment, net	94,257	97,112
Intangible assets, net	28,801	29,924
Other assets	10,902	11,497
Total assets	$270,976	$279,218
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,950	$15,488
Accrued expenses	18,126	17,640
Advance subscription payments	19,748	19,184
Liabilities of discontinued operations	628	2,028
Total current liabilities	53,452	54,340
Long-term pension liabilities	47,257	50,082
Other liabilities	6,592	6,020
Total shareholders’ equity	163,675	168,776
Total liabilities and shareholders’ equity	$270,976	$279,218

A. H. Belo Corporation
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA from Continuing Operations

	Three Months Ended March 31,
In thousands (unaudited)	2014	2013
Net Loss Attributable to A. H. Belo Corporation	$(4,037)	$(8,022)
Less: Loss from discontinued operations, net	(178)	(2,182)
Plus: Net loss attributable to noncontrolling interests	(6)	(54)
Loss from Continuing Operations	(3,865)	(5,894)
Depreciation and amortization	5,185	5,936
Interest expense	1	411
Income tax provision	907	436
EBITDA from Continuing Operations	$2,228	$889
Addback:
Net investment-related losses	$934	$—
Adjusted EBITDA from Continuing Operations	$3,162	$889
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated, as applicable, by adding back to EBITDA non-cash impairment expense and net investment-related losses.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions (required and voluntary), dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back pension expense in the determination of Adjusted EBITDA. Management reassessed this measurement and no longer excludes pension expense from Adjusted EBITDA.